Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of ______________ (the “Grant Date”), sets forth the terms and conditions of an award (this “Award”) of restricted stock units (“Units”) granted by Beeline Holdings, Inc., a Nevada corporation (the “Company”), to _____________ (the “Recipient”).

1. Definition and Incorporation of Certain Terms. This Award is made pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan (the “Plan”) and the equity award granted hereunder shall be made from the pool of equity awards authorized under the Plan. The terms of the Plan are otherwise incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. The Recipient hereby acknowledges receipt of the Plan.

2. Award. Effective as of the date of this Agreement, the Recipient was granted _______ Units, which grant is subject to shareholder approval of the Plan.

3. Vesting/Forfeiture.

(a) The Units shall vest ___________________________________________.

(b) Vested Units shall be paid out in the form of shares of the Company’s Common Stock with delivery of the Common Stock within 10 days following vesting.

(c) Notwithstanding any other provision of this Agreement, upon resolution of the Board, all Units and shares of Common Stock issued under this Agreement, whether vested or unvested, will be immediately forfeited if any of the events of:

(1) Purchasing or selling securities of the Company without written authorization in accordance with the Company’s inside information guidelines then in effect;

(2) Breaching any duty of confidentiality including that required by the Company’s inside information guidelines then in effect;

(3) Competing with the Company;

(4) Recruitment of Company personnel after termination of the Recipient’s relationship with the Company,

(5) A finding by the Company’s Board that the Recipient has acted disloyally and/or against the interests of the Company; and

(6) Any event required by the clawback requirements of the Nasdaq Capital Market or other principal trading market.

4. Profits on the Sale of Certain Shares; Cancellation. If any of the events specified in Section 24 of the Plan occur within 12 months following the date the Recipient last performed services as an employee of the Company (the “Termination Date”) (or such longer period required by any written employment agreement), all profits earned from the Recipient’s sale of the Company’s Common Stock during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Recipient to the Company. Further, in such event, the Company may at its option cancel the Units and/or the Common Stock underlying the Units. The Company’s rights under this Section 4 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

5. Rights. The Recipient will receive no benefit or adjustment to the Units with respect to any cash or other distributions except as provided for in the Plan. Further, the Recipient will have no voting rights with respect to the Units until the shares of Common Stock are issued.

6. Restriction on Transfer. The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units.

7. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient or her investor relations firm at any time, with or without cause.

8. Tax Withholding. The Recipient acknowledges and agrees that the Company may require the Recipient to pay, or may withhold from sums owed by the Company to the Recipient, any amount necessary to comply with the minimum applicable withholding requirements that the Company deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.

9. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of this Award to the Recipient and will not be liable to the Recipient for any adverse tax consequences arising in connection with this Award. The Recipient has been advised to consult with his own personal tax, financial and/or legal advisors regarding the tax consequences of this Award.

10. 409A Compliance. The provisions of this Agreement and the issuance of the shares of Common Stock in respect of the Units is intended to comply with the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4).

11. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, as follows:

The Recipient:	To the Recipient at the address on the signature page of this Agreement

The Company:	Beeline Holdings, Inc.
188 Valley Street, Suite 225
Providence, RI 02909
________________
Attention: Nicholas Liuzza, CEO

with a copy to:	Michael D. Harris, Esq.
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
Email: mharris@nasonyeager.com

or to such other address as either of them, by notice to the other may designate from time to time.

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12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

13. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

14. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

15. Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to its subject matter and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they are not relying upon any statement, representation or promise not expressly contained in this Agreement in executing this Agreement.

16. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws.

17. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

Beeline Holdings, Inc.

By:
Nicholas Liuzza, Chief Executive Officer

RECIPIENT:

By:

Address:

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